EXHIBIT 1

AGREEMENT

THIS AGREEMENT is made and entered into by and among DARRELL R. WELLS (“D. Wells”), MARGARET A. WELLS (“M. Wells”), both individuals, SMC RETIREMENT TRUST, DARRELL R. WELLS INDIVIDUAL TRUST (“SMC Trust”), COMMONWEALTH BANCSHARES, INC. (“CBI”), a Kentucky corporation, SMC ADVISORS, INCORPORATED (“SMC”), a Kentucky corporation, SECURITY TREND PARTNERS (“STP”), a Kentucky limited partnership, EXBURY PARTNERS (“Exbury”), a Kentucky limited partnership, COMMONWEALTH BANK AND TRUST COMPANY, KENTUCKY, TRUSTEE FOR DARRELL R. WELLS IRREVOCABLE TRUST  (“CBT Trust”), and  DARRELL R. WELLS MONEY PENSION PLAN (“Plan”) (collectively, the “Group”).

WITNESSETH:

WHEREAS, each member of the Group beneficially owns shares of the Class A Stock of Citizens Financial Corporation;

WHEREAS, each member of the Group desires to file a single Schedule 13D indicating the beneficial ownership of each member; and

WHEREAS, Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934 (the “Act”) requires that, when a Schedule 13D is filed on behalf of more than one person, the Schedule 13D shall include as an exhibit to the Schedule 13D an agreement in writing of such persons that the Schedule 13D is filed on behalf of each of them;

NOW, THEREFORE, in consideration, of the premises and the mutual promises of the parties hereto, the parties hereto covenant and agree as follows:

1.  D. Wells, M. Wells, SMC Trust, CBI, SMC, STP, Exbury, CBT Trust and the Plan agree that a single Schedule 13D and any amendments thereto relating to the shares of Class A Stock of Citizens Financial Corporation shall be filed on behalf of each of them.

2.  D. Wells, M. Wells, SMC Trust, CBI, SMC, STP, Exbury, CBT Trust and the Plan each acknowledge and agree that pursuant to Rule 13d-1(k)(1)(ii) under the Act each of them is individually responsible for the timely filing of such Schedule 13D and any amendments thereto and for the completeness and accuracy of the information contained therein.

3.  This Agreement shall not be assignable by any party hereto.

4.  This Agreement shall be terminated only upon the first to occur of the following:  (a) the death of any of the individual parties hereto, (b) the dissolution, termination or settlement of the SMC Trust, CBI, SMC, STP, Exbury, CBT Trust, or the Plan, or (c) a written notice of termination given by any party hereto to all of the other parties hereto.

5.  This Agreement supersedes and replaces in its entirety that certain Agreement dated May 30, 1997, to which certain of the undersigned are parties, for the filing of a single Schedule 13D indicating the beneficial ownership of each member of the Group as then constituted.

6.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy hereof, but all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 8th day of June, 2007.

By:	/s/ Darrell R. Wells
Darrell R. Wells, Individually

By:	/s/ Margaret A. Wells
Margaret A. Wells, Individually

SMC Retirement Trust, Darrell R. Wells Individual Trust

By:	/s/ Darrell R. Wells
Darrell R. Wells, Trustee

Commonwealth Bancshares, Inc.

By:	/s/ Darrell R. Wells
Darrell R. Wells, Chairman

SMC Advisors, Incorporated

By:	/s/ Darrell R. Wells
Darrell R. Wells, President

Security Trend Partners

By:	/s/ Darrell R. Wells
Darrell R. Wells, General Partner

Exbury Partners

By:	/s/ Darrell R. Wells
Darrell R. Wells, General Partner

Commonwealth Bank and Trust Company, Kentucky, Trustee for Darrell R. Wells Irrevocable Trust

By:	/s/ Darrell R. Wells
Darrell R. Wells, Beneficiary

Darrell R. Wells Money Pension Plan

By:	/s/ Darrell R. Wells
Darrell R. Wells, Trustee

15184966.3

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